Exhibit (a)(1)(E)

From:       Tatiana Morosyuk

To:           [Eligible Optionholder]

Date:       [_____], 2010

Re:           Receipt of Election Form

This email confirms that we have received your completed Election Form to tender the following options:

Option Grant Date	Number of Eligible Options	Exercise Price (per share)	Exchange Ratio	Number of Replacement Options

If all of the eligibility requirements are met, we expect to accept your Eligible Options elected for exchange, subject to the terms and conditions set forth in the Exchange Offer (defined below), promptly following the expiration of the Exchange Offer, which we expect to be at 8:00 a.m., Central Time, on August 13, 2010 (or a later date if we extend the Exchange Offer).

This election replaces any prior elections you may have made, if any.  You may change your election at any time up to the close of the offer at 8:00 a.m., Central Time, on August 13, 2010, unless the Exchange Offer is extended.  Your election, if any, in effect at that time will become irrevocable.

If you have any questions, please send an email to tmorosyuk@mannatech.com or contact Tatiana Morosyuk by calling (972) 471-7207.  You will have the ability to leave a voice message on this extension.

Where You Can Find Additional Information.

Mannatech, Incorporated has commenced its Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer”) to which this communication pertains.  Eligible Optionholders are strongly advised to read the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2010, the Offer to Exchange filed as Exhibit (a)(1)(A) to the Schedule TO,  and the other documents related to the Exchange Offer filed with the SEC, which contain important information regarding the terms and conditions of the Exchange Offer. These written materials and other related documents may be obtained free of charge from the SEC’s website at www.sec.gov.

Eligible Optionholders may obtain, free of charge, a written copy of the Exchange Offer and other materials related to the Exchange Offer by sending an e-mail to tmorosyuk@mannatech.com or calling Tatiana Morosyuk at (972) 471-7207.